Exhibit 99(2)

2008 Fourth Quarter Earnings Conference Call

Thank you Jay. Welcome to our fourth quarter conference call. I would like to discuss the current financial environment, review key achievements of 2008 and provide guidance for 2009. John O’Connor will then discuss our Exploration and Production business, and John Rielly will review our financial results.

We have been experiencing a severe global economic crisis that has greatly reduced the demand for energy and has led to a precipitous drop in crude oil and natural gas prices. We have responded to this reduction in our projected cash flow from operations by sizing our 2009 capital and exploratory expenditure budget to $3.2 billion compared with $4.8 billion in 2008. The purpose of our investment program in 2009 is to maintain financial strength in this time of uncertainty while protecting our long term growth options. As in previous years, the majority of our 2009 spending will be targeted to Exploration and Production, with $1.4 billion budgeted for production operations, $900 million for developments and $800 million for exploration.

In 2009, we forecast that crude oil and natural gas production will average between 380 and 390 thousand barrels of oil equivalent per day.

We begin 2009 having delivered strong financial performance in 2008. Full year results benefited from strong commodity prices which were partially offset by higher industry costs. Corporate net income for the year was a record $2.36 billion. Exploration and Production earned $2.4 billion and Marketing and Refining earned $277 million.

In 2008 we also strengthened our financial position with debt to capitalization improving to 24.3 percent compared to 28.9 percent at the end of 2007.

With regard to operations, Exploration and Production achievements in 2008 included:

  growing proved reserves to 1.43 billion barrels of oil equivalent;
  replacing 171 percent of production, at a FD&A cost of about $19.00 per barrel of oil equivalent; and
  achieving our reserve life target of 10 years, marking the sixth consecutive year in which we lengthened our reserve life.

During 2008, we advanced our field developments, including the Shenzi Field in the deepwater Gulf of Mexico and Pangkah Oil and LPG project in Indonesia, both of which are on schedule to commence production in the second quarter of 2009. We also continued to make progress in our onshore U.S. Bakken Shale and Seminole ROZ projects.

In exploration, we executed a successful program in 2008, which resulted in offshore discoveries in Australia, Libya, and Egypt. We conducted successful appraisal drilling on our Pony Field in the deepwater Gulf of Mexico. Also during the year, we made significant additions to our exploration acreage, including the acquisition of 47 new blocks in the deepwater Gulf of Mexico and the Semai V block in Indonesia.

With regard to Marketing and Refining, our 2008 financial results were similar to 2007. Refining results were negatively impacted by the significant decline in refining margins. However, Marketing results were up compared to last year. In Retail Marketing, higher margins more than offset weaker gasoline sales. In Energy Marketing, results reflected volume improvement and stronger margins.

While we have taken prudent steps to appropriately size our capital and exploratory expenditures program for 2009 in response to the weak economic environment, we remain committed to our strategy of investing in exploration and production to profitably grow our reserves and production on a sustainable basis. We are proud of our organizations ability to deliver performance and remain confident that our future investment opportunities will create value for our shareholders.

I am very pleased that Greg Hill has joined us as President, Worldwide Exploration and Production. He succeeds John O’Connor, who is retiring after more than seven years of outstanding leadership.

Greg had a distinguished 25-year career at Shell, where he most recently had been Executive Vice-President, Asia Pacific E&P. He also served in leadership roles in the United States and Europe. Greg brings global experience in operations excellence, technology, development projects and building world-class organizations through investment in people.

As this will be John O’Connor’s final conference call, I want to express our deep appreciation for the extraordinary job he has done in building a global franchise in Exploration and Production. His vision to grow reserves and production on a sustainable and financially disciplined basis has built a strong foundation for the future.

We are grateful to John for his many invaluable contributions over the years. He has been a great partner and friend and we wish him health and happiness in his well-deserved retirement.

I will now turn the call over to John O’Connor.